Exhibit 3.36

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “[Company]”, FILED IN THIS OFFICE ON THE ____ DAY OF _____, A.D. ____, AT _____ O’CLOCK ___

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

AUTHENTICATION:

DATE:

State of Delaware Secretary of State Division of Corporations Delivered ______________ FILED _________________
___________________________ FILE

DELAWARE
CERTIFICATE OF FORMATION

OF

[Company]

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

1.	NAME

The name of the limited liability company is [Company] (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of [Company] this __day of ______, _____.

By:	/s/ Carolyn Silva-Quagliato
Carolyn Silva-Quagliato
Authorized Person